Exhibit 99.1

CallidusCloud Announces Pricing of Follow-On Offering

DUBLIN, CA — March 4, 2015 — Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, a global leader in cloud-based sales, marketing, learning and customer experience solutions, today announced the pricing of its underwritten registered public offering of 4,600,000 shares of its common stock at a price to the public of $13.00 per share. CallidusCloud granted to the underwriters an option to purchase up to an additional 690,000 shares of its common stock.

Closing of the offering is expected to occur on March 10, 2015, subject to customary closing conditions.

CallidusCloud intends to use the net proceeds from the offering for working capital and other general corporate purposes.

Credit Suisse Securities (USA) LLC is acting as Sole Bookrunner for the offering. Oppenheimer & Co. Inc. and Roth Capital Partners, LLC are acting as Co-Lead Managers, and Craig-Hallum Capital Group LLC is acting as Co-Manager for the offering.

A registration statement relating to these securities was filed with the U.S. Securities and Exchange Commission and became immediately effective on March 2, 2015.  The offering is being made only by means of the registration statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud, is a global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables its customers to accelerate their Lead to Money process with a suite of solutions that, among other things, identify leads, implement territory and quota plans, enable sales forces, automate bid configuration pricing and quoting, manage contracts, streamline sales compensation and capture customer feedback for competitive advantage. Over 3,700 organizations, across a broad set of industries, rely on CallidusCloud to optimize the Lead to Money process and close more deals, faster.
©2015. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, Clicktools and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Press Contacts:
Bob Corey
CallidusCloud
925-251-2200
pr@calliduscloud.com

Ed Keaney
Market Street Partners
415-445-3238
ir@calliduscloud.com

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